YAAK RIVER RESOURCES, INC.
                              423 Baybridge Drive
                              Sugarland, TX 77478
                                  281-242-7656





                                 April 11, 2005






VIA EDGAR
---------
Division of Corporate Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Mail Stop 3-9


Re: SB-2 filed July 22, 2004 (the "SB-2") of Imaging3, Inc. (the "Company") #000-50099


Ladies and Gentlemen:

     The Company hereby states that the above-referenced SB-2 (333-117557) is withdrawn. No action has been taken regarding the SB-2, because it was inadvertently filed as a new SB-2 rather than as an amendment to the previously filed SB-2 (333-117309).

                                Very truly yours,

                                IMAGING3, INC.



                                By:  /s/ Dean Janes
                                     -----------------------
                                     Dean Janes
                                     President